Exhibit 99.1


                    Worthington Reports First Quarter Results

                       Earnings Per Share up 50%



    COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 26, 2006--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three months ended August 31, 2006.

    (U.S. dollars in millions, except per share data)



                                        1Q2007     4Q2006     1Q2006
                                      ---------- ---------- ----------
Net sales                                $778.7     $822.0     $694.1
Operating income                           54.7       54.8       27.5
Equity income                              18.3       20.8       13.2
Net earnings                               43.2       59.4       28.4
Earnings per share                        $0.48      $0.67      $0.32


    Net sales of $778.7 million were a first quarter record, increasing 12% from first quarter 2006 net sales of $694.1 million. First quarter 2007 net earnings of $43.2 million, or $0.48 per diluted share, were up 52% from first quarter 2006 net earnings of $28.4 million, or $0.32 per diluted share.

    "This first quarter reflects good results -- in some cases, great results -- at all three business segments and our joint ventures. As key segments of the economy began to slow during the quarter, our management team performed well in balancing volumes and margins," said John P. McConnell, Chairman and CEO.

    First Quarter Highlights

    -- Quarterly net sales of $778.7 million were the best first quarter sales in the company's history.

    -- Operating income doubled compared to the year ago first quarter.

    --  Quarterly net sales and operating income in the Pressure
        Cylinders segment represented a first quarter record of $121.5 million and $16.7 million, respectively.

    -- Quarterly equity income, from six unconsolidated joint ventures, totaled $18.3 million due to record performance at Worthington Armstrong Venture (WAVE) and record first quarter performance at TWB and Aegis.

    -- Volumes were up in Steel Processing compared to the year ago first quarter.

    -- Unit selling prices were up in all three business segments -- Steel Processing, Metal Framing and Pressure Cylinders -- compared to the year ago first quarter, and in Steel
        Processing and Metal Framing compared to last quarter.

    -- Spreads between selling prices and material costs widened in all three business segments compared to the year ago first quarter, and in Steel Processing and Metal Framing compared to last quarter.

    --  The August 16, 2006, acquisition of Precision Specialty Metals
        (PSM), a processor of stainless steel located in Los Angeles, California, contributed $2.5 million in sales to the Steel Processing segment for the time it was owned during the quarter.

    -- The ratio of total debt to capitalization was 27.9% at quarter end compared to 31.6% a year ago.

    -- Annualized return on equity was 18.0% in the first quarter of fiscal 2007 compared to 13.7% in the first quarter of fiscal 2006.

    Quarterly Segment Results

    In the Steel Processing segment, quarterly net sales rose 14%, or $49.4 million, to $401.0 million from $351.6 million in the comparable quarter of fiscal 2006. The increase in net sales was due to higher pricing (up 6%) and higher volumes (up 7%) relative to the prior year. Operating income more than doubled due to the combination of higher volumes and a wider spread between selling prices and material costs compared to depressed spreads in the first quarter of fiscal 2006.

    In the Metal Framing segment, net sales increased 3% or $7.0 million, to $212.3 million from $205.3 million in the comparable quarter of fiscal 2006. Average selling prices improved 15%, more than offsetting an overall volume decline of 10%, as measured in tons. A portion of the tonnage decline was attributable to increased sales of the new Ultrasteel product which is lighter than traditional framing products per linear foot. Operating income for the quarter rose 71% compared to the prior year as a result of a better spread between selling prices and material costs.

    In the Pressure Cylinders segment, net sales increased 13%, or $14.4 million, to $121.5 million from $107.1 million in the comparable quarter of fiscal 2006. Average selling prices improved significantly due to product mix and price increases in certain product lines, to cover increased material costs. Strong results in Europe, improved volumes in several North American product lines, and plant consolidation savings led to a doubling in operating income from the prior year.

    Worthington's joint ventures added significantly to first quarter results. Equity in the net income of six unconsolidated affiliates totaled $18.3 million for the quarter, compared to $13.2 million in the year ago quarter, a 38% increase. The improvement was due to record first quarter earnings at WAVE, TWB and Aegis.

    Outlook

    Demand in two of Worthington's key end markets, commercial construction (especially office buildings) and automotive, may continue to soften. Recent announcements of production cuts by General Motors, Ford and Chrysler will create a more challenging environment for the Steel Processing segment. Uncertainty regarding the economy and interest rates, coupled with relatively high material prices, has contributed to delays in planned commercial construction starts by customers of the Metal Framing segment. Other end markets served by the Pressure Cylinders segment and certain of the company's joint ventures continue to be strong and stable.

    Other

    Dividend Declared

    On August 23, 2006, the board of directors declared a quarterly cash dividend of $0.17 per share payable September 29, 2006, to shareholders of record on September 15, 2006.

    Conference Call

    Worthington will review first quarter results during its quarterly conference call tomorrow, September 27, 2006, at 8:30 a.m. Eastern Daylight Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 62 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation. Worthington Industries is listed as one of America's Most Admired Companies and one of the 100 Best Companies to Work For in America by Fortune magazine.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility dispositions, shutdowns and consolidations; new products and markets; expectations for customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.



                     WORTHINGTON INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS
                             (Unaudited)
                   (in thousands, except per share)

                                                   Three Months Ended
                                                        August 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Net sales                                          $778,720  $694,147
Cost of goods sold                                  657,369   618,795
                                                   --------- ---------
  Gross margin                                      121,351    75,352

Selling, general and administrative expense          66,626    47,807
                                                   --------- ---------
  Operating income                                   54,725    27,545
Other income (expense):
  Miscellaneous income (expense)                       (365)      358
  Interest expense                                   (4,345)   (6,727)
  Equity in net income of unconsolidated
   affiliates                                        18,279    13,212
                                                   --------- ---------
   Earnings before income taxes                      68,294    34,388

Income tax expense                                   25,067     5,981
                                                   --------- ---------

Net earnings                                        $43,227   $28,407
                                                   ========= =========


Average common shares outstanding - basic            88,765    87,971
                                                   --------- ---------
Earnings per share - basic                            $0.49     $0.32
                                                   ========= =========

Average common shares outstanding - diluted          89,415    88,470
                                                   --------- ---------
Earnings per share - diluted                          $0.48     $0.32
                                                   ========= =========


Common shares outstanding at end of period           88,817    88,045

Cash dividends declared per common share              $0.17     $0.17




                     WORTHINGTON INDUSTRIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, in thousands)

                                               August 31,    May 31,
                                                  2006        2006
                                               ----------- -----------
Assets
Current assets:
  Cash and cash equivalents                       $17,009     $56,216
  Short-term investments                                -       2,173
  Receivables, less allowances of $4,850 and
   $4,964 at August 31, 2006 and May 31, 2006     399,993     404,553
  Inventories:
     Raw materials                                334,439     266,818
     Work in process                              118,744     104,244
     Finished products                            101,841      88,295
                                               ----------- -----------
      Total inventories                           555,024     459,357

  Assets held for sale                             23,334      23,535
  Deferred income taxes                            15,563      15,854
  Prepaid expenses and other current assets        37,172      34,553
                                               ----------- -----------
   Total current assets                         1,048,095     996,241

Investments in unconsolidated affiliates          135,575     123,748
Goodwill                                          193,238     177,771
Other assets                                       48,856      55,733
Property, plant & equipment, net                  555,057     546,904
                                               ----------- -----------

Total assets                                   $1,980,821  $1,900,397
                                               =========== ===========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                               $288,942    $362,883
  Notes payable                                   130,782       7,684
  Accrued compensation, contributions to
   employee benefit plans and related taxes        47,316      49,784
  Dividends payable                                15,099      15,078
  Other accrued items                              36,261      36,483
  Income taxes payable                             26,791      18,874
                                               ----------- -----------
   Total current liabilities                      545,191     490,786

Other liabilities                                  54,152      55,249
Long-term debt                                    245,001     245,000
Deferred income taxes                             113,565     114,610
                                               ----------- -----------
   Total liabilities                              957,909     905,645

Minority interest                                  50,088      49,446
Shareholders' equity                              972,824     945,306
                                               ----------- -----------

Total liabilities and shareholders' equity     $1,980,821  $1,900,397
                                               =========== ===========




                     WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                   Three Months Ended
                                                       August 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Operating activities
Net earnings                                        $43,227   $28,407
Adjustments to reconcile net earnings to net cash
 provided (used) by operating activities:
  Depreciation and amortization                      14,931    14,360
  Provision for deferred income taxes                   844    (4,464)
  Equity in net income of unconsolidated
   affiliates, net of distributions received        (10,660)     (649)
  Minority interest in net income of consolidated
   subsidiaries                                       1,616       781
  Net loss on sale of assets                            825       840
  Stock based compensation                              791         -
  Excess tax benefits - stock based compensation       (200)        -
Changes in assets and liabilities:
  Accounts receivable                                 8,570    57,700
  Inventories                                       (87,535)   55,339
  Prepaid expenses and other current assets          (2,381)   (1,101)
  Other assets                                          494    (1,359)
  Accounts payable and accrued expenses             (72,611)  (32,081)
  Other liabilities                                  (1,628)    3,755
                                                   --------- ---------
Net cash provided (used) by operating activities   (103,717)  121,528
                                                   --------- ---------

Investing activities
  Investment in property, plant and equipment, net  (16,823)  (12,876)
  Acquisitions, net of cash acquired                (31,150)        -
  Investment in unconsolidated affiliate               (636)        -
  Proceeds from sale of assets                          884       934
  Purchases of short-term investments                     -   (67,999)
  Sales of short-term investments                     2,173    30,000
                                                   --------- ---------
Net cash used by investing activities               (45,552)  (49,941)
                                                   --------- ---------

Financing activities
  Proceeds from short-term borrowings               123,090         -
  Principal payments on long-term debt                    -      (513)
  Proceeds from issuance of common shares             1,850     1,295
  Excess tax benefits - stock based compensation        200         -
  Payments to minority interest                           -    (1,920)
  Dividends paid                                    (15,078)  (14,950)
                                                   --------- ---------
Net cash provided (used) by financing activities    110,062   (16,088)
                                                   --------- ---------

Increase (decrease) in cash and cash equivalents    (39,207)   55,499
Cash and cash equivalents at beginning of period     56,216    57,249
                                                   --------- ---------
Cash and cash equivalents at end of period          $17,009  $112,748
                                                   ========= =========




                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                      (Unaudited, in thousands)

This supplemental information is provided to assist in the analysis of the results of operations. As required by the changes in our reporting segments in the prior year, we have reclassified the information for the quarter ended August 31, 2005 to conform with the current reporting of our segment information.



                                        Three Months Ended August 31,
                                        ------------------------------
                                             2006           2005
                                        --------------- --------------
Volume:
   Steel Processing (tons)                         896            836
   Metal Framing (tons)                            166            184
   Pressure Cylinders (units)                   11,942         13,545

Net sales:
   Steel Processing                           $400,988       $351,627
   Metal Framing                               212,340        205,322
   Pressure Cylinders                          121,511        107,053
   Other                                        43,881         30,145
                                        --------------- --------------
     Total net sales                          $778,720       $694,147
                                        =============== ==============

Material cost:
   Steel Processing                           $297,875       $278,597
   Metal Framing                               130,186        136,809
   Pressure Cylinders                           57,166         55,049

Operating income (loss):
   Steel Processing                            $20,797         $8,366
   Metal Framing                                17,781         10,396
   Pressure Cylinders                           16,670          7,954
   Other                                          (523)           829
                                        --------------- --------------
     Total operating income                    $54,725        $27,545
                                        =============== ==============




    CONTACT: Worthington Industries, Inc.
             Cathy M. Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Allison M. Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com